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Exhibit 11 - Computation of Per Share Earnings



                                                 Three Months Ended
                                                       March 31,
                                               ----------------------
                                                  2001        2000
                                                  ----        ----

Weighted  average common shares outstanding     1,213,741   1,215,297
Dilutive effect of common stock equivalents         -----       -----
                                               ----------  ----------
Weighted average common and common stock
 equivalent shares outstanding                  1,213,741   1,215,297
                                               ==========  ==========
Net income                                     $  508,092  $  448,740
                                               ==========  ==========
Earnings per share:
  Basic                                        $     0.42  $     0.37
                                               ==========  ==========
  Diluted                                      $     0.42  $     0.37
                                               ==========  ==========


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